AMERICAN FUNDS INSURANCE SERIES
AMENDED AND RESTATED MULTIPLE CLASS PLAN

WHEREAS, American Funds Insurance Series (the “Series”), a Massachusetts Business Trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that offers shares of beneficial interest;

WHEREAS, American Funds Distributors, Inc. (the “Distributor”) serves as the distributor for the Series;

WHEREAS, the Series has adopted Plans of Distribution (each a “12b-1 Plan”) under which the Series may bear expenses of distribution of its shares, including payments to and/or reimbursement of certain expenses incurred by the Distributor in connection with its distribution of the Series’ shares;

WHEREAS, the Series has entered into an Administrative Services Agreement with Capital Research and Management Company under which the Series may bear certain administrative expenses for its shares;

WHEREAS, the Series has entered into a Shareholder Services Agreement with American Funds Service Company under which the Series may bear certain transfer agency expenses for its shares;

WHEREAS, the Series is authorized to issue the following classes of shares of beneficial interest:  Class 1 shares, Class 2 shares and Class 3 shares;

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan (the “Plan”) setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and

WHEREAS, the Board of Trustees of the Series adopted the Plan on September 16, 2002 and has determined that it is in the best interest of each class of shares of the Series individually, and the Series as a whole, to amend and restate the Plan;

NOW THEREFORE, the Series amends and restates the Plan as follows:

CLASS CHARACTERISTICS

CLASS 1 SHARES:
Class 1 shares are not subject to either an initial or contingent deferred sales charge nor are they subject to any Rule 12b-1 fee. Class 1 shares shall be subject to an administrative services fee of 0.01% of average daily net assets, as set forth in the Series’ prospectus, SAI, and its Administrative Services Agreement

CLASS 2 SHARES:
Class 2 shares are not subject to an initial or contingent deferred sales charge but are subject to a Rule 12b-1 fee of 0.25% per annum of the average daily net assets of the class. Class 2 shares shall be subject to an administrative services fee of 0.01% of average daily net assets, as set forth in the Series’ prospectus, SAI, and its Administrative Services Agreement

CLASS 3 SHARES:
Class 3 shares are not subject to an initial or contingent deferred sales charge but are subject to a 12b-1 fee of 0.18% per annum of the average daily net assets of the class.  Class 3 shares shall be subject to an administrative services fee of 0.01% of average daily net assets, as set forth in the Series’ prospectus, SAI, and its Administrative Services Agreement. Class 3 shares will be offered exclusively to variable annuity contracts issued by AIG SunAmerica and whose underlying investment consists of Anchor Pathway Fund, a Massachusetts Business Trust.

INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series.

DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by the Series to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.

EXCHANGE AND CONVERSION PRIVILEGE

Each class of shares is generally not exchangeable or subject to conversion.

GENERAL

1.
Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

2.
On an ongoing basis, the Board of Trustees, pursuant to its fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Series for the existence of any material conflicts among the interests of its classes. The Board, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop.  Capital Research and Management Company, the Series’ investment adviser, will be responsible for reporting any potential or existing conflicts to the Trustees.

3.
For purposes of expressing an opinion on the financial statements of the Series, the methodology and procedures for calculating the net asset value and divided/distributions of the Series’ classes and the proper allocation of income and expenses among such classes will be examined annually by the Series’ independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time by the American Institute of Certified Public Accountants.

Dated:  January 1, 2012

IN WITNESS WHEREOF, the Trust has caused this Plan to be executed by its officers thereunto duly authorized, as January 1, 2012.

AMERICAN FUNDS INSURANCE SERIES

By:/s/ Donald D. O’Neal
Donald D. O’Neal
President

By:/s/ Steven I. Koszalka
Steven I. Koszalka
Secretary